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                                                               EXHIBIT 10.18(D)

                       CONSOLIDATION TRANSACTION AMENDMENT
                                      TO THE
                              THOMSON ADVISORY GROUP
                       401(k) SAVINGS AND INVESTMENT PLAN

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        WHEREAS, Thomson Advisory Group L.P. (the "Partnership") has changed its name to PIMCO Advisors L.P. and has consolidated its business with certain investment advisory businesses of Pacific Financial Asset Management
Corporation; and

        WHEREAS, it is expected that there may be a reduction in staff as a result of such consolidation;

        Now, Therefore, Be It Resolved that the Thomson Advisory Group 401(k) Savings and Investment Plan (the "Plan") be amended to provide that the interest in such Plan of any employee of the Partnership's administrative and mutual fund division at November 16, 1994 whose employment terminated within twelve months of November 16, 1994 by reason of an Involuntary Termination (as defined in Exhibit A hereto), death or disability, shall be fully vested for all purposes of such Plan.


NBS/lk
Attach
2/6/95
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                                   EXHIBIT A

          For purposes hereof, "Involuntary Termination" shall mean the termination of the relevant employee's employment by his or her employer or a Constructive Termination, as defined below (but excluding a termination of the relevant employee's employment For Cause, as defined below).

          For purposes hereof, "Constructive Termination" shall mean the voluntary termination by the relevant employee of his or her employment within three months after (i) his or her employer (A) reduces the relevant employee's base salary below the level in effect at July 11, 1994, or (B) reduces the relevant employee's aggregate compensation level (i.e., base salary and bonuses) more than 20% below the annualized aggregate compensation of the relevant employee for the first six-months of calendar year 1994 (the "1994 Annualized Compensation"), unless the Constructive Termination Committee of the Partnership determines in good faith that a reduction in the relevant employee's aggregate compensation to a level more than 20% below the relevant employee's 1994 Annualized Compensation is warranted by reason of a decline in business or other relevant business factors, (ii) there is a material diminution or adverse modification in the relevant employee's title, employment status, overall position or general working environment (including, without limitation, secretarial and staff support) or the imposition of substantial new job requirements on the relevant employee, or (iii) the relevant employee's principal job location is transferred to a site more than 50 miles from the relevant employee's principal job location on July 11, 1994, unless the relevant employee waives such Constructive Termination event in writing, and thereafter continues to perform duties under circumstances not otherwise constituting a Constructive Termination event. The determination of whether a Constructive Termination has occurred shall be made in good faith consistent with the foregoing by the Constructive Termination Committee of the Partnership. Any such determination by the Constructive Termination Committee shall be final and binding on all interested persons and their successors and assigns.

          For purposes hereof, "For Cause" shall mean the termination of the relevant employee's employment by reason of any of the following:

          (i) The relevant employee having engaged in actions which both constitute a Termination Offense and are of a nature which if publicly known would materially and adversely affect the business of his or her employer. For such purposes, the term "Termination Offense" shall mean any felony criminal offense which involves a violation of federal or state securities laws or regulations, embezzlement, fraud, wrongful taking or misappropriation of property, theft, or any other crime involving dishonesty.

          (ii) The relevant employee having persistently and willfully neglected his duties as an employee after his or her employer has given the relevant employee written notice specifying such conduct by the relevant employee and giving the relevant employee a reasonable period of time (not less than 30 days) to conform his conduct to such duties.

          (iii) The relevant employee having engaged in Prohibited Competition Activity, as defined below.

          For purposes hereof, "Prohibited Competition Activity" shall mean any of the following activities:

          (i) Directly or indirectly, for or on behalf of any person, firm, corporation or other entity other than the Partnership or any Partnership Subsidiary, as defined below, (A) diverting or taking away any Partnership Managed Funds, as defined below, or
                 (B) soliciting any person or entity for the purpose of diverting or taking away any such Partnership Managed Funds.

          (ii) Directly or indirectly, for or on behalf of any person, firm, corporation or other entity other than the Partnership or any Partnership Subsidiary, performing any Prohibited Investment Management Services, as defined below.

          For purposes of this definition of Prohibited Competition Activity, the relevant employee shall be deemed to be indirectly engaged in any activity described in clause (i) or (ii) above if such activity is carried out or effected by or through another party that is acting at the direction of, or in conjunction with, the relevant employee.

          For purposes hereof, "Partnership Subsidiary" shall mean any corporation, partnership, joint venture or other business organization in which the Partnership owns stock, partnership interests or other equity securities and which is controlled by the Partnership or through which the Partnership conducts any or all of its activities. For such purposes "control" means the possession, direct or indirect, of the power to (i) vote 50% or more of the outstanding voting securities of such person or entity, or (ii) otherwise direct the management policies of such person or entity, by contract or otherwise.

          For purposes hereof, "Partnership Managed Funds" shall mean, as of any date of reference, those funds or investments with respect to which the Partnership is performing any Investment Management Services.

          For purposes hereof, "Prohibited Investment Management Services" shall mean any Investment Management Services which compete with the Investment Management Services provided by the Partnership.

          For purposes hereof, "Investment Management Services" shall mean any services which involve (i) the management, for a fee or other remuneration, of an investment account or fund (or portions thereof or a group of investment accounts or funds), or (ii) the giving of advice, for a fee or other remuneration, with respect to the investment of specific assets or funds (or any specific group of assets or funds). Notwithstanding the foregoing, it is intended that Investment Management Services shall not include the giving of general investment advice that is not related to an identifiable investment account or fund (or group of investment accounts or funds) for which the advisor receives no remuneration.

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